                                                                    EXHIBIT 9(a)


                              AMENDED AND RESTATED
                            ADMINISTRATION AGREEMENT

         THIS AGREEMENT is made as of this 1st day of June, 1996 between THE GALAXY FUND, a Massachusetts business trust ("Galaxy"), and First Data Investor Services Group, Inc., a Massachusetts corporation ("FDISG").

                               W I T N E S S E T H

         WHEREAS, Galaxy is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, Galaxy desires to employ the capital held in the following of its investment portfolios, Money Market Fund, Government Fund, Tax-Exempt Fund, U.S. Treasury Fund, Institutional Treasury Money Market Fund, Connecticut Municipal Money Market Fund, Massachusetts Municipal Money Market Fund, Equity Value Fund, Equity Growth Fund, Equity Income Fund, International Equity Fund, Asset Allocation Fund, Small Company Equity Fund, Growth and Income Fund, Small Cap Value Fund, Short-Term Bond Fund, Intermediate Government Income Fund, High Quality Bond Fund, Corporate Bond Fund, Tax-Exempt Bond Fund, New York Municipal Bond Fund, Connecticut Municipal Bond Fund, Massachusetts Municipal Bond Fund and Rhode Island Municipal Bond Fund (individually a "Fund" and collectively the "Funds"), by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its Declaration of Trust and in its Prospectus(es) with respect to each Fund as from time to time in effect; and

         WHEREAS, Galaxy has submitted or will submit to FDISG copies of Galaxy's Declaration of Trust and the Prospectus(es) for each Fund and resolutions of Galaxy's Board of Trustees with respect to each Fund; and

         WHEREAS, FDISG currently serves as administrator for the Funds pursuant to an Administration Agreement dated as of March 31, 1995, as amended, between the Fund and FDISG (the "Existing Agreement"); and

         WHEREAS, the parties hereto wish to amend and restate the Existing Agreement in its entirety in order to reflect certain additional changes to the terms thereof;

         NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein and intending to be legally bound hereby the parties hereto agree as follows:

1.       Services as Administrator

         FDISG hereby accepts its appointment as administrator for the Funds, and agrees to provide services hereunder subject to the direction and control of Galaxy's Board of Trustees.

         With respect to each Fund, FDISG agrees to: compute the net asset value of Galaxy's Funds and the net income available for dividends in accordance with Galaxy's current Prospectuses, the Statements of Additional Information and the resolutions of the Board of Trustees; furnish statistical and research data, clerical, accounting and bookkeeping services, and stationery and office supplies; provide internal auditing and legal services and internal executive and administrative services; prepare those portions of Galaxy's semi-annual reports to the Securities and Exchange Commission on Form N-SAR that pertain to each Fund, and coordinate and file such reports; compile data for and prepare for execution by Galaxy those portions of Galaxy's Federal and state tax returns and required tax filings that pertain to each Fund and file such returns and filings when completed (other than those filings required to be made by Galaxy's custodian and transfer agent); prepare compliance filings pursuant to state securities laws with the advice of Galaxy's counsel; prepare those portions of Galaxy's Annual and Semi-Annual Reports to shareholders that pertain to each Fund, and coordinate and file such reports; compile data for, prepare, and file timely notices to the Securities and Exchange Commission required with respect to the registration of each Fund's shares pursuant to Rule 24f-2 under the 1940 Act; arrange for and bear the cost of processing purchase and redemption orders with respect to each Fund's shares; keep and maintain the Funds' financial accounts and records; monitor Galaxy's arrangements with respect to services provided by certain institutional shareholders (herein called "Service Organizations") to their customers, who are the beneficial owners of any class of Galaxy's shares of beneficial interest (including any series or sub-class thereof), pursuant to agreements between Galaxy and such Service Organizations (herein called "Servicing Agreements"), including, among other things, reviewing the qualifications of Service Organizations wishing to enter into Servicing Agreements with Galaxy, assisting in the execution and delivery of the Servicing Agreements, reporting to the Board of Trustees with respect to the amounts paid or payable by Galaxy from time to time under the Servicing Agreements and the nature of the services provided by Service Organizations and maintaining appropriate records in connection with the foregoing duties; and generally assist in all aspects of the Funds' operations.

         FDISG also agrees to maintain office facilities for Galaxy (which may be at the offices of FDISG or a corporate affiliate and which shall be in such location as Galaxy may reasonably determine) and to supervise all administrative aspects of the

Funds' operations except those performed by the Funds' investment adviser under its Advisory Agreement.

         In compliance with the requirements of Rule 31a-3 under the 1940 Act, FDISG hereby agrees that all records which it maintains for Galaxy are the property of Galaxy, and further agrees to surrender promptly to Galaxy any of such records upon Galaxy's request. FDISG further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

         In computing the net asset value of each Fund, FDISG may utilize one or more independent pricing services approved from time to time by the Board of Trustees of Galaxy to obtain securities prices. Each Fund will pay its share of the cost of such services based upon its actual use of the services.

2.       Fees; Expenses; Expense Reimbursement

         In consideration of services provided and expenses assumed with respect to the Funds, Galaxy will pay FDISG a monthly fee as agreed to by Galaxy and FDISG from time to time.

         FDISG will from time to time employ or associate with itself such person or persons as FDISG may believe to be particularly fitted to assist it in the performance of this Agreement. Such person or persons may be officers and employees who are employed by both FDISG and Galaxy. The compensation of such person or persons shall be paid by FDISG and no obligation will be incurred on behalf of Galaxy in such respect.

         FDISG will bear all expenses in connection with the performance of its services under this Agreement. Other expenses to be incurred in the operation of the Funds including taxes, interest, brokerage fees and commissions, if any, fees of trustees who are not officers, directors, stockholders or employees of FDISG, or of the Funds' investment adviser or distributor, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory and administration fees, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, outside auditing and legal expenses, costs of maintenance of corporate existence, typesetting and printing of Prospectuses for regulatory purposes and for distribution to current shareholders of the Funds, costs of shareholders' reports and corporate meetings and any extraordinary expenses will be borne by the Funds, provided, however, that the Funds will not bear, directly or indirectly, the cost of any activity which is primarily intended to result in the distribution of Fund shares.

         If in any fiscal year the aggregate expenses of a Fund (as defined under the securities regulations of any state having jurisdiction over such Fund) exceed the expense limitations of any such state, FDISG will reimburse such Fund for .20% of such excess expense. The expense reimbursement obligation of FDISG is limited to the amount of its fees hereunder for such fiscal year, provided, however, that notwithstanding the foregoing, FDISG shall reimburse a Fund for such excess expense regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Fund so requires. Such expense reimbursement, if any, will be estimated, reconciled, and paid on a monthly basis.

3.       Proprietary and Confidential Information

         FDISG agrees on behalf of itself and its employees to treat confidentially and as proprietary information of Galaxy all records and other information relative to Galaxy and prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by Galaxy, which approval shall not be unreasonably withheld and may not be withheld and will be deemed granted where FDISG may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Galaxy.

4.       Limitation of Liability

         FDISG shall not be liable for any error of judgment or mistake of law or for any loss suffered by Galaxy in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or negligence on the part of FDISG in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, employee, or agent of FDISG, who may be or become an officer, trustee, employee or agent of Galaxy, shall be deemed, when rendering services to Galaxy or acting on any business of Galaxy (other than services or business in connection with FDISG's duties as administrator hereunder), to be rendering such services to or acting solely for Galaxy and not as an officer, director, employee, or agent or one under the control or direction of FDISG even though paid by it.

5.       Term

         This Agreement shall become effective as of June 1, 1996 and, unless sooner terminated as provided herein, shall continue until May 31, 1997 and thereafter shall continue automatically with respect to each Fund for successive annual periods ending on May 31 of each year, provided, such continuance is specifically approved at least annually (a) by the vote of a majority of those members of Galaxy's Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by Galaxy's Board of Trustees or by the vote of a majority of the outstanding voting securities of the affected Fund. Notwithstanding the foregoing, this Agreement may be terminated as to any Fund at any time without the payment of any penalty, by Galaxy by the vote of Galaxy's Board of Trustees, or by the vote of a majority of the outstanding voting securities of the Fund, or by FDISG, on sixty days' written notice. (As used in this Agreement, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meaning as such terms in the 1940 Act.) This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

6.       Names.

         The names "The Galaxy Fund" and "Trustees of The Galaxy Fund" refer respectively to Galaxy created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated March 31, 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of Galaxy. The obligations of "The Galaxy Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of Galaxy personally, but bind only the Trust Property, and all persons dealing with any class of shares of Galaxy must look solely to the Trust Property belonging to such class for the enforcement of any claims against Galaxy.

7.       Counterparts.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

                                         THE GALAXY FUND




Attest: /s/ W. Bruce McConnel, III                By: /s/John T. O'Neill
        --------------------------                    ---------------------
        Secretary                                     President




                                                  FIRST DATA INVESTOR SERVICES
                                                    GROUP, INC.



Attest:                                           By:
        --------------------------                    ---------------------
Title:                                                Title: